Exhibit 10.22

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”), dated March 8, 2016, amends the Employment Agreement by and between InfuSystem Holdings, Inc., a Delaware corporation (“Corporation”), and Jonathan P. Foster (“Employee”), effective as of July 1, 2013 (the “Employment Agreement”).

WHEREAS, Corporation and Employee desire to amend the Employment Agreement to provide Employee with appropriate market-based terms not addressed in the Employment Agreement;

NOW, THEREFORE, for such consideration as set forth herein, the sufficiency of which is acknowledged by Corporation and Employee, Corporation and Employee agree to amend the Employment Agreement as follows:

A.	Section 2.B.i. shall be amended and restated to read as follows:

i.	If Employee’s employment with Corporation is terminated (a) by Employee for any reason (other than a Good Reason Termination), (b) by Corporation for Cause (as defined below), or (c) by Corporation upon Employee’s Disability or as a result of Employee’s death, then Employee (or Employee’s estate) shall be entitled to receive all Annual Base Salary, PTO (as defined below), benefits and other compensation that has accrued but is unpaid as of the date of termination, including any Incentive Compensation Plan award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination. Any payments under this provision (except for any Incentive Compensation Plan payment) shall be made within 30 days after the date on which employment terminates. Any Incentive Compensation Plan award payable under this provision shall be made in accordance with Sections 3(B) and 2(B)ii of this Agreement, whichever is applicable.

B.	Section 2.B.ii. shall be amended and restated to read as follows:

ii.

If Employee’s employment with Corporation is terminated for any reason other than as set forth in Section 2.B.i. above (including an involuntary termination without Cause and a Change of Control Termination), the employment relationship created pursuant to this Agreement will terminate on the date ninety (90) days after notice of such termination has been delivered (such later date, the “Termination Date”), and no further compensation will become payable to Employee, except as set forth herein below, following the Termination Date. Employee shall be entitled to receive following the Termination Date: (a) all Annual Base Salary, PTO, benefits and other compensation (except for any Incentive Compensation Plan payments, which are addressed in clauses (c) and (d) below) that has accrued but is unpaid as of the Termination Date, to be paid in regular installments in accordance with Corporation’s standard payroll practices; (b) a severance payment in an aggregate amount equal to nine (9) months of the Employee’s then effective Annual Base Salary, to be paid in regular installments in accordance with Corporation’s standard payroll practices; (c) any Incentive Compensation Plan bonus or award earned in respect of the immediately preceding calendar year but not yet paid as of the Termination Date, to be paid by no later than March 31 of the following year; (d) a prorated amount of the Employee’s target bonus (assuming 100% of target) under Corporation’s Incentive Compensation Plan through and including the Termination Date for the year in which the termination becomes effective, to be paid within thirty (30) days after the Termination Date; (e) as noted below, vesting of certain stock options, restricted stock and other equity granted to Employee under Corporation’s Equity Plan; (f) any PTO or unreimbursed expenses; and (g) continuation of all COBRA health benefits as of the Termination Date, which benefits will be paid by Corporation for a period of nine (9) months after the Termination Date; provided, however, receipt of the items set forth in subsections (b), (d) (e) and (g) shall be contingent upon execution and delivery by Employee to Corporation of an unconditional general release, in form reasonably satisfactory to Corporation, of all claims against Corporation, its subsidiaries, affiliates, officers, directors, employees and agents, arising from or in connection with this Agreement or Employee’s employment with Corporation. Except in connection with a Change of Control Termination (which is addressed in Section 3.E.), that portion of any stock options, restricted stock or other equity granted to Employee that shall vest or become exercisable in the six (6) month period following the Termination Date shall become immediately exercisable and, along with any portion of the stock options, restricted stock or other equity that has become exercisable or vested prior to the Termination Date, shall remain exercisable for a period of three (3) months following the Termination Date.

C.	A new Section 2.B.iv. is added to read as follows:

iv.	“Change of Control” shall mean:

(i) a majority of the members of Corporation’s board of directors is replaced during any twelve (12) month period with directors whose appointment or election was not endorsed or approved by a majority of the members of the board of directors, in office immediately prior to the date of such appointment or election; or

(ii) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group of ownership of stock of Corporation possessing 30% or more of the total voting power of the outstanding stock of Corporation; or

(iii) any person or group has acquired ownership of stock of Corporation that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of Corporation; or

(iv) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group assets of Corporation that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of Corporation immediately before such acquisition.

As used herein, “person” and “group” shall have the same meanings as those terms have in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

“Change of Control Termination” shall mean Employee’s employment with Corporation is terminated by Corporation for any reason other than as set forth in Section 2.B.i. above or Employee’s Good Reason Termination within two (2) months prior to, or twelve (12) months following, a Change of Control.

“Good Reason Termination” shall mean (i) a material change in the geographic location at which Employee must perform services to Corporation, (ii) a material diminution in Employee’s title, authority, duties or responsibilities, or (iii) a material diminution in Employee’s compensation.

D.	A new Section 3.E. is added to read as follows:

E. Vesting in Equity Awards; Change of Control. Notwithstanding Section 3.C. or any other provision in this Agreement or any other agreement to the contrary, upon Employee’s or Corporation’s receipt of notice of a Change of Control Termination, Employee’s outstanding stock options, restricted stock units and all other equity-based awards shall become immediately vested and non-forfeitable and, along with any portion of the stock options, restricted stock or other equity that has become exercisable or vested prior to the Termination Date, shall remain exercisable for a period of six (6) months following the Termination Date.

E.	A new Section 3.F. is added to read as follows:

F. Clawback. During the period of employment, and thereafter to the extent required by applicable law, Employee hereby covenants and agrees to abide by the terms of Corporation’s “Policy on Clawback” once final rules are issued by the U.S. Securities and Exchange Commission, listing standards are adopted by the New York Stock Exchange and such policy is then adopted by Corporation’s board of directors.

F.	Section 14 is amended to read as follows:

14. Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Notwithstanding anything in the Agreement to the contrary, if the Employee is determined to be a “specified employee” (as defined in Section 409A) for the year in which Employee incurs a separation from service, any payment due under the Agreement that is not permitted to be paid on the date of such separation without the imposition of additional taxes, interest and penalties under Section 409A shall be paid on the first business day following the six-month anniversary of the Employee’s date of separation or, if earlier, Employee’s death. If the period for considering and revoking the release described in Section 2.B.ii. spans two taxable years, payments will not commence until the second taxable year. Any payments in respect of clauses (a) (other than with respect to Annual Base Salary due Employee through the date of separation or, if earlier, Employee’s death), (b) or (c) of Section 2.B.ii. shall be made upon the expiration of the maximum period to review and revoke the release referenced in Section 2.B.ii.

G.	In all other respects, the provisions of the Employment Agreement shall remain in full force and effect.

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This Amendment is adopted on March 8, 2016.

InfuSystem Holdings, Inc.

By:	/s/ Eric K. Steen
Name:	Eric K. Steen
Title:	Chief Executive Officer

/s/ Jonathan P. Foster
Jonathan P. Foster